Exhibit 10.1
Ben Sherman Group
Long Term Incentive Plan
Purpose
The purpose of the Ben Sherman Group Long Term Incentive Plan (the “Plan”) is to aid in the retention of highly-qualified executives by providing a long term award to individuals who may contribute materially to the growth, development and future business success of Oxford Industries, Inc.’s Ben Sherman Group.
Definitions
As used in the Plan, the following words and phrases will have the following meanings:
(a)	“Bonus” means any award granted under the Plan.

(b)	“Parent” means Oxford Industries, Inc., a corporation organized under the laws of the State of Georgia, United States, or any successor corporation.

(c)	“Participant” means an employee of a Participating Company who has been designated by the Ben Sherman Group Ltd. Chief Executive Officer (“Participating Company CEO”) and approved by the Parent’s Chief Executive Officer (“Parent CEO”) to participate in the Plan and for whom a Bonus opportunity is established with respect to the Performance Cycle.

(d)	“Participating Companies” means those subsidiaries of Oxford Industries, Inc. listed on Exhibit A to the Plan. Exhibit A may be amended by the Parent from time to time.

(e)	“Performance Cycle” means with respect to a Bonus opportunity for an individual Participant, the period set forth in such individual’s Participant award letter delivered pursuant to this Plan.
Eligibility for Participation
In determining the individuals who will be Participants in the Plan, the Participating Company CEO and the Parent CEO may take into account such factors that they deem relevant in connection with accomplishing the purpose of the Plan.
No Stock Subject To Plan.
No shares nor any stock will be reserved for or issued under the Plan.
Bonuses
(a)	A Participant’s Bonus opportunity for the applicable Performance Cycle is an amount as defined in each Participant’s individual Bonus letter. Upon approval of a Participant’s Bonus opportunity for a particular period, the Parent and the Participating Company will deliver a letter setting forth the terms of the Bonus opportunity to each applicable Participant.

(b)	Unless otherwise provided by the Parent, in its sole discretion, payment of a Bonus for the Performance Cycle will be made only if the Participant:
i.	is employed by a Participating Company on the last day of the Performance Cycle;

ii.	has not, during the Performance Cycle, given notice to terminate his or her employment; and

iii.	is an employee in good standing and, to the extent such Participant is a party to a written employment contract or arrangement with the applicable Participating Company, is not then, and has not been during the Performance Cycle, in material breach of any of his or her obligations pursuant to such contract or arrangement, as the case may be.

(c)	The Bonus for any Participant will be pro-rated to the period worked if a Participant was on a leave of absence or maternity leave (but with no pro rata reduction for any compulsory maternity leave period provided by law) for a period greater than 90 days during the Performance Cycle.
Timing and Form of Payment
A Participant’s Bonus, if any, will be paid in cash (less applicable payroll taxes and deductions) within three months following the end of the applicable Performance Cycle.
Administration and General Provisions
(a)	The program is administered through the Parent’s Corporate Human Resources department. The Parent has the authority, in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Bonuses, to approve the Participants in the Plan, to determine the terms, conditions, restrictions and criteria relating to any Bonus, to construe and interpret the Plan and any Bonus, to prescribe, amend and rescind the Plan and/or the rules and regulations relating to the Plan, and to make all other determinations deemed necessary or advisable by the Parent for the administration of the Plan. All determinations, decisions and interpretations of the Parent will be final and binding on all persons, including the Participating Companies and any Participant (or any person claiming any rights under the Plan from or through any Participant).

(b)	The Plan and the granting and payment of Bonuses and the other obligations of a Participating Company under the Plan are subject to all applicable laws, rules and regulations, and to the receipt of such approvals by any regulatory or governmental agency as may be required.

(c)	Nothing in the Plan or in any Bonus granted under the Plan provides any Participant the right to continue in the employ of a Participating Company or the Parent or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the applicable Participating Company or the Parent to terminate a Participant’s employment.

(d)	Income tax under PAYE, National Insurance contributions and other deductions required to be made by law (and all applicable payroll deductions and taxes required by law for employees based outside the United Kingdom) will be withheld from the bonus award in accordance with applicable law.

(e)	The Parent may, from time to time, change the terms of this program or alter, amend, suspend or discontinue the Plan (including changes to a Participant’s Bonus opportunity), with or without notice and without any obligation to pay a Bonus to Participants in connection with the Plan. The Parent may also make such amendments to the Plan as it deems necessary to comply with all applicable laws, rules and regulations.

(f)	The Plan is intended to constitute an “unfunded” plan for incentive compensation and, as such, falls outside the scope and jurisdiction of the U.S. Employee Retirement Income Security Act of 1974, as amended. With respect to any payments which at any time are not yet made to a Participant pursuant to a Bonus, nothing contained in the Plan or any Bonus opportunity shall give any Participant any rights that are greater than those of a general creditor of the applicable Participating Company or the Parent.

(g)	There is no, and there will not be or construed to be any, obligation for uniformity of treatment of Participants under the Plan.

(h)	Any award made under the Plan does not constitute a commitment to make any future awards of Bonuses under the Plan or to include the Participant in the same or any other bonus plans.

(i)	The Plan and the rights of all persons claiming hereunder will be construed and determined in accordance with the laws of the State of Georgia, United States, without giving effect to the choice of law principles thereof.

(j)	The captions in the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.

(k)	The provisions of the Plan will bind and inure to the benefit of each Participating Company and its successors and assigns and each Participant.

(l)	The Plan shall become effective with respect to a Participating Company upon its adoption by the Parent with respect to such Participating Company.

IN WITNESS WHEREOF, the Parent has adopted the Plan as of the 1st day of October, 2007.

OXFORD INDUSTRIES, INC.

Name

Title
Acknowledged and accepted by:

<Participant Name>

EXHIBIT A
Participating Companies
Ben Sherman Group Limited
Ben Sherman Clothing, Inc.